Exhibit 2.2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of November 7, 2008, by and among: Brocade Communications Systems, Inc., a Delaware corporation (“Parent”); Falcon Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Foundry Networks, Inc., a Delaware corporation (the “Company”).
Recitals
     A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of July 21, 2008 (the “Merger Agreement”).
     B. Section 9.1 of the Merger Agreement permits the parties to amend the Merger Agreement, with the approval of the respective boards of directors of the Company and Parent, by an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
     C. The parties desire to amend the Merger Agreement as provided in this Amendment.
     D. The respective boards of directors of Parent, Merger Sub and the Company have approved this Amendment.
     E. In order to induce Parent to enter into this Amendment and cause the Merger to be consummated, certain stockholders of the Company are amending the Voting Agreements entered into by such stockholders in favor of Parent.
Agreement
     The parties to this Amendment, intending to be legally bound, agree as follows:
     Section 1. Definitions
          1.1 Definitions; References. Each capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Merger Agreement. Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “hereof,” “hereunder,” “hereby,” “this Agreement” or any similar term shall, from and after the date of this Amendment, refer to the Merger Agreement (as amended by this Amendment). Each reference in this Amendment or in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to the “date of this Amendment,” the “date of the Amendment” or any similar term shall refer to November 7, 2008. Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to the “date of this Agreement”, the “date hereof” or any similar term shall refer to July 21, 2008. Except as otherwise indicated, all references in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “Sections” are intended to refer to Sections of the Merger Agreement (as amended by this Amendment), and not sections of this Amendment.

     Section 2. Amendment to Agreement
          2.1 Amendment to Recital C of the Merger Agreement. Recital C of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent (such voting agreements, as they may be amended from time to time, the “Voting Agreements”).”
          2.2 Amendment to Section 1.3 of the Merger Agreement. The first sentence of Section 1.3 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
“The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. (California time) on a date to be designated by Parent after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(b) and 7.5, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions) (the date so designated by Parent, the “Designated Date”), or on such other date or at such other time or location as Parent and the Company may mutually designate in writing. The date designated by Parent as the Designated Date shall not be later than the earlier of (a) December 30, 2008, and (b) the later of December 22, 2008 and the date that is 10 business days after the satisfaction or waiver of the last to be satisfied or waived of such conditions. (In deciding whether to designate a date earlier than December 22, 2008 as the Designated Date, Parent may take into account, among other things, the respective cash balances of Parent and the Company and the length of time needed to prepare for the closing of the financing required to consummate the Merger.) Notwithstanding anything to the contrary contained in this Agreement, if there exists an uncured Financing Failure on the Designated Date and such Financing Failure impedes the ability of Parent or Merger Sub to obtain the Debt Financing and consummate the Merger on the Designated Date, then (without limiting any right the Company may have to terminate this Agreement pursuant to Section 8.1(h) or, if applicable under the circumstances, Section 8.1(b)): (i) the Closing shall be postponed until the second business day after the date on which such Financing Failure is cured; (ii) the obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall remain subject to the continued satisfaction or waiver, as of the time of the Closing, of each of the conditions set forth in Section 6; and (iii) the obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall remain subject to the continued satisfaction or waiver, as of the time of the Closing, of each of the conditions set forth in Section 7.”
          2.3 Amendment to Section 1.5(a) of the Merger Agreement. Clause “(iii)” of Section 1.5(a) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “(iii) except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $16.50 in cash (the “Per Share Cash Amount”); and”
          2.4 Amendment to Section 1.5(b) of the Merger Agreement. Section 1.5(b) of the Merger Agreement shall be amended by: (a) deleting the words “and the Exchange Ratio” from the first sentence thereof, and (b) deleting the second sentence thereof.

          2.5 Amendment to Section 1.5(c) of the Merger Agreement. Section 1.5(c) of the Merger Agreement shall be amended by deleting clause “(ii)” thereof in its entirety and renumbering clause “(iii)” accordingly.
          2.6 Amendment to Section 1.5(d) of the Merger Agreement. Section 1.5(d) of the Merger Agreement shall be deleted in its entirety.
          2.7 Amendment to Section 1.6 of the Merger Agreement. Section 1.6 of the Merger Agreement shall be amended by replacing the words “Exchange Agent” with the words “Payment Agent”.
          2.8 Amendment to Section 1.7 of the Merger Agreement. Section 1.7 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “1.7 Exchange of Certificates.
               (a) On or prior to the Closing Date, Parent shall appoint Wells Fargo Shareowner Services or another institution reasonably satisfactory to the Company to act as Payment Agent in the Merger (the “Payment Agent”). Promptly after the Effective Time, Parent shall cause to be deposited with the Payment Agent for the benefit of the holders of Company Common Stock, subject to Sections 1.5(c) and 1.8, the cash consideration payable pursuant to Section 1.5. The cash amount so deposited with the Payment Agent is referred to the “Payment Fund.”
               (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Payment Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) subject to Section 1.5(c), the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in customary amount) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.
               (c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the first anniversary of the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.
               (d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
               (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.”
          2.9 Amendment to Sections 2.23 and 3.4 of the Merger Agreement. Section 3.4 of the Merger Agreement and the final paragraph of Section 2.23 of the Merger Agreement shall each be amended by replacing the words “(as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement)” with the words “(as they relate to the Proxy Statement)”.
          2.10 Amendment to Section 2.24 of the Merger Agreement. Section 2.24 of the Merger Agreement shall be amended by adding the following two sentences at the end thereof:
“The Company’s board of directors has received the written opinions of Merrill Lynch and Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“HLHZ”), financial advisors to the Company, dated November 7, 2008, to the effect that, as of the date of such opinions and subject to the matters set forth in such opinions, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company, other than Parent and its affiliates. The Company has furnished (solely for informational purposes) copies of said written opinions to Parent.”
          2.11 Amendment to Section 2.25 of the Merger Agreement. Section 2.25 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “2.25 Financial Advisors. Except for Merrill Lynch and HLHZ, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has delivered to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Merrill Lynch and HLHZ.”
          2.12 Amendment to Section 2.26 of the Merger Agreement. Section 2.26 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “2.26 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto or restatement thereof) will, at the time the Proxy Statement (or any amendment or supplement thereto or restatement thereof) is filed with the SEC, at the time the Proxy Statement (or any amendment or supplement thereto or restatement thereof) is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (and any amendment or supplement thereto or restatement thereof) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or information made, included or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto or restatement thereof) by or about Parent or Merger Sub supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto or restatement thereof).”
          2.13 Amendment to Section 2 of the Merger Agreement. Section 2 of the Merger Agreement shall be amended by inserting the following immediately after Section 2.26:
     “2.27 Amendment. As of the date of the Amendment, the Company has the absolute and unrestricted right, power and authority to enter into the Amendment and to perform its obligations under this Agreement. As of the date of the Amendment, the board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution and delivery by the Company of the Amendment and the performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. As of the date of the Amendment, the Amendment constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.28 No Material Breach. As of the date of the Amendment, to the Knowledge of the Company, the Company is not in material breach of its covenants set forth in Section 5.12.”
          2.14 Amendment to Section 3.5 of the Merger Agreement. Section 3.5 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “3.5 [Intentionally Omitted]”
          2.15 Amendment to Section 3.6 of the Merger Agreement. Section 3.6 of the Merger Agreement shall be amended by replacing the words “Debt Financing Letter” with the words “Debt Commitment Letter”.
          2.16 Amendment to Section 3.8 of the Merger Agreement. Section 3.8 of the Merger Agreement shall be deleted and replaced in its entirety with the following:

     “3.8 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement (or any amendment or supplement thereto or restatement thereof) will, at the time the Proxy Statement (or any amendment or supplement thereto or restatement thereof) is filed with the SEC, at the time the Proxy Statement (or any amendment or supplement thereto or restatement thereof) is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements or information made, included or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto or restatement thereof) supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto or restatement thereof).”
          2.17 Amendment to Section 3 of the Merger Agreement. Section 3 of the Merger Agreement shall be amended by inserting the following immediately after Section 3.8:
     “3.9 Term Loan Financing. As of the date of the Amendment, Parent has delivered to the Company an accurate and complete copy of the non-confidential portions (and a summary of the portions for which confidential treatment has been sought by Parent with the SEC) of the executed Credit Agreement dated as of October 7, 2008, among Parent, Bank of America N.A., Morgan Stanley Senior Funding, Inc. and the other lenders identified therein (the “Credit Agreement”). As of the date of the Amendment, the Credit Agreement, in the form so delivered, is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the other parties thereto. As of the date of the Amendment, the Credit Agreement is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any material respect. As of the date of the Amendment, Parent does not believe that there is any valid basis for a claim that an Event of Default (as defined in the Credit Agreement) is outstanding and uncured under the Credit Agreement. Parent has paid any and all fees payable by it under the Credit Agreement that are due as of the date of the Amendment. Except for side letters, agreements, arrangements or understandings that would not reasonably be expected to (a) materially impair the validity of the Credit Agreement or the ability of Parent to consummate the Merger or (b) materially decrease the amount of the Term Loan (as defined in the Credit Agreement), there are no side letters or other agreements, arrangements or understandings with any lender relating to the Term Loan to which Parent, Merger Sub or any of their affiliates is a party as of the date of the Amendment. As of the date of the Amendment, the conditions set forth in the Credit Agreement are the only conditions to the obligations of the lenders under the Credit Agreement to release the proceeds of the Term Loan to Parent pursuant to the terms of the Credit Agreement. As of the date of the Amendment, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and the Company’s compliance with its covenants and obligations set forth in this Agreement, Parent (i) is not aware of any fact or occurrence that makes the representations and warranties identified in clause “(b)” of Section 4.01(II)(d) of the Credit Agreement inaccurate in any material respect, (ii) does not believe that it will be unable to comply on a timely basis with any material covenant, or satisfy on a timely basis any condition, contained in the Credit Agreement required to be complied with or satisfied by Parent or its affiliates in order for the proceeds of the Term Loan to be released to Parent, and (iii) does not believe that there is any valid basis for any portion of the proceeds of the Term Loan not to be made available to Parent on the Closing Date.

     3.10. Amendment. As of the date of the Amendment: (a) Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and (b) the execution and delivery by Parent and Merger Sub of the Amendment and the performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. As of the date of the Amendment, the Amendment constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.11 No Material Breach. As of the date of the Amendment, to the Knowledge of Parent, Parent is not in material breach of the Parent Financing Covenants.”
          2.18 Amendment to Section 4.2(b) of the Merger Agreement. Section 4.2(b) of the Merger Agreement shall be amended by inserting the following sentence after the end thereof:
“Without limiting the generality of the foregoing restrictions, the Company shall (x) not permit any sales on or after the date of the Amendment by any of the individuals identified on Schedule 1 of the Amendment of shares of Company Common Stock issued upon the exercise of Company Options after the date of the Amendment, except for trades pursuant to the two Rule 10b5-1 trading plans in existence on the date of the Amendment and identified on Schedule 2 to the Amendment, and (y) ensure that none of the individuals identified on Schedule 3 to the Amendment exercises any Company Options on or after the date of the Amendment. Notwithstanding anything to the contrary contained in clauses “(i),” “(ii),” “(vii)” and “(xii)” of Section 4.2(b) (but subject to the other restrictions set forth in Section 4.2(b) and elsewhere in this Agreement), prior to the Closing Date, the Company may (A) sell for cash, on commercially reasonable terms in a transaction that does not involve the incurrence of any indebtedness, the auction rate securities held by the Company as of the date of the Amendment, and (B) declare a dividend to its stockholders, which must be paid to such stockholders (or deposited with the dividend paying agent) prior to the Closing Date (and may be conditioned upon the Closing actually occurring), up to a per share amount (the “Specified Dividend Per Share Amount”) determined by dividing (1) the lesser of (x) the net cash proceeds of the sale of such securities actually received by the Company prior to the Closing Date (determined after deduction of all expenses relating to such sale), and (y) $50,000,000, by (2) the total number of outstanding shares of Company Common Stock as of the record date for such dividend calculated on a fully diluted basis based on the treasury stock method and assuming a market value equal to the sum of the Per Share Cash Amount plus the actual per share amount of the dividend, but excluding from such calculation all Company Options and Company RSUs held by Terminated Company Associates (as defined in Section 5.3(c)) that are unvested as of the Closing Date (after giving effect to any acceleration of such Company Options or Company RSUs provided for under applicable Company Contracts).”
          2.19 Amendment to Section 4.3(a) of the Merger Agreement. Section 4.3(a) of the Merger Agreement shall be amended by inserting the following proviso at the end thereof:
“; provided, however, that (A) this Section 4.3(a) shall not prohibit the Company from taking any of the actions specified in clauses “(i),” “(ii)” and “(iii)” of this Section 4.3(a) during the period commencing on the date of the Amendment and ending at 11:59 p.m., California time, on November 21, 2008 (the “Go-Shop Period”), and (B) if the Company receives, during the Go-Shop Period, an Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Offer, then (subject to the other restrictions and limitations set forth in Section 4.3) the Company may, following the expiration of the Go-Shop Period, continue to discuss such Acquisition Proposal with the Person that made such Acquisition Proposal.”
          2.20 Amendment to Section 5.1 of the Merger Agreement. Section 5.1 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “5.1 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement and cause it to be filed with the SEC. Prior to the filing of the Proxy Statement, the Company shall give Parent a reasonable opportunity to review and comment on the Proxy Statement in advance of filing and shall consider in good faith the comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Proxy Statement and any amendment or supplement thereto or restatement thereof to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Proxy Statement cleared under the Exchange Act as promptly as practicable after it is filed with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement, and shall cause each applicable amendment or supplement thereto or restatement thereof to be mailed to the Company’s stockholders as promptly as practicable after the date of the Amendment. Parent shall promptly furnish to the Company all information concerning Parent that may be required or reasonably requested in connection with the preparation of the Proxy Statement or any amendment or supplement thereto or restatement thereof. If any event relating to Parent or its Subsidiaries occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to, or restatement of, the Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment, supplement or restatement with the SEC. The Company will notify Parent promptly upon the receipt of any written or oral comments from the SEC or its staff in connection with the filing of, amendments or supplements to, or restatements of, the Proxy Statement. The Company shall promptly prepare and cause to be filed with the SEC any required amendment or supplement to, or restatement of, the Proxy Statement and use its reasonable best efforts to have any such amendment, supplement or restatement cleared under the Exchange Act as promptly as practicable after it is filed with the SEC. The Company shall (a) cooperate with Parent and provide Parent (and Parent’s counsel) with a reasonable opportunity to review and comment on, and have Parent’s Representatives meet with the Company’s Representatives to discuss, any amendment or supplement to, or restatement of, the Proxy Statement prior to filing such amendment, supplement or restatement with the SEC, (ii) take into account all reasonable comments provided by Parent on such amendment, supplement or restatement, and (iii) provide Parent with a copy of all such filings made with the SEC.”
          2.21 Amendment to Section 5.2(a) of the Merger Agreement. The second sentence of Section 5.2(a) of the Merger Agreement shall be deleted and replaced in its entirety with the following sentence:
“The Company Stockholders’ Meeting shall be held as promptly as practicable after the date of the Amendment, but, unless otherwise agreed to in writing between Parent and the Company, in no event later than the date that is 22 business days after the date on which the contemplated restatement of the Proxy Statement is cleared by the SEC.”
          2.22 Amendment to Section 5.2(b) of the Merger Agreement. Section 5.2(b) of the Merger Agreement shall be amended by (a) replacing the words “Prospectus/Proxy Statement”, each time they appear, with the words “Proxy Statement”, and (b) replacing the words “the opinion of the financial advisor” in the final sentence thereof with the words “the opinions of the financial advisors”.
          2.23 Amendment to Section 5.3 of the Merger Agreement. Section 5.3 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “5.3 Stock Options, RSUs and ESPP.
     (a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, other than the Identified RSU Conversion Company Options (as defined in Section 5.3(b)) and the Company Options what are Identified Termination Company Awards (as defined in Section 5.3(c)), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company Option; or (ii) replacing such Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the lesser of: (1) the quotient of (x) the sum of the Per Share Cash Amount plus the Specified Dividend Per Share Amount (such sum, the “Conversion Per Share Amount”), divided by (y) the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); and (2) the maximum conversion ratio that would enable Parent to convert Company Options and Company RSUs that are not Identified Termination Company Awards into equity awards of Parent in accordance with this Section 5.3 and the methodology set forth in Schedule 4 to the Amendment (the “Foundry Equity Award Conversion Methodology”) without a vote of Parent’s stockholders being required under applicable Legal Requirements to approve the issuance of such equity awards of Parent.

     (b) At the Effective Time, each Identified RSU Conversion Company Option that is outstanding and unexercised immediately prior to the Effective Time shall neither be assumed nor replaced by Parent with a substituted equivalent Parent stock option, and such Identified RSU Conversion Company Option shall terminate in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Company Option is evidenced. At the Effective Time, Parent shall grant to each holder of a terminated Identified RSU Conversion Option a fully-vested right to be issued Parent Common Stock upon settlement thereof (the “Replacement Right”), with such settlement to occur promptly after the Closing Date. The number of shares of Parent Common Stock subject to such Replacement Right shall, subject to withholding pursuant to Section 1.7(e), be determined by multiplying (i) the number of shares of Company Common Stock that were subject to such Identified RSU Conversion Company Option immediately prior to the Effective Time, by (ii) the fraction having a numerator equal to the amount by which the Conversion Per Share Amount exceeds the exercise price of such Identified RSU Conversion Company Option, and having a denominator equal to the Average Parent Stock Price, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. For purposes of this Agreement, an “Identified RSU Conversion Company Option” shall mean any Company Option that has an exercise price of less than the Conversion Per Share Amount and is required to be replaced with a right to be issued Parent Common Stock in accordance with the Foundry Equity Award Conversion Methodology.
     (c) Each unexercised Identified Terminated Company Award that is outstanding immediately prior to the Effective Time (whether or not vested) shall neither be assumed nor replaced by Parent with a substituted equivalent Parent award, and shall, as of the Effective Time, terminate in accordance with the terms of the applicable Company Equity Plan and/or the applicable agreement by which the applicable Identified Termination Company Award is evidenced, without payment of consideration. For purposes of this Agreement, (i) an “Underwater Company Option” shall mean any Company Option having an exercise price equal to or greater than the Conversion Per Share Amount, (ii) a “Terminated Company Associate” shall mean any Company Associate whose employment with Foundry or its affiliates is terminated on or prior to the Closing Date, and (iii) an “Identified Termination Company Award” shall mean (1) any Underwater Company Option that is (x) held by any member of the board of directors of the Company or by any Terminated Company Associate, or (y) required not to be assumed or substituted for by Parent in accordance with the Foundry Equity Award Conversion Methodology, and (2) any unvested Company Option or Company RSU that is held by a Terminated Company Associate, after giving effect to any acceleration of such awards provided for under applicable Company Contracts.
     (d) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, shall be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company RSU; or (ii) replacing such Company RSU by issuing a reasonably equivalent replacement right to be issued Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement by which such Company RSU is evidenced. All rights with respect to Company Common Stock under Company RSUs assumed or replaced by Parent shall thereupon be converted into rights to be issued Parent Common Stock upon settlement of such assumed or replaced Company RSUs. Accordingly, from and after the Effective Time: (A) each Company RSU assumed or replaced by Parent will represent a right to be issued solely shares of Parent Common Stock upon settlement thereof; (B) the number of shares of Parent Common Stock subject to each Company RSU assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (C) subject to the terms of the award agreement by which such Company RSU is evidenced, any restriction on the issuance of shares under any Company RSU assumed or replaced by Parent shall continue in full force and effect and the vesting schedule and other provisions of such Company RSU shall otherwise remain unchanged as a result of the assumption or replacement of such Company RSU; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company RSU assumed or replaced by Parent.
     (e) Parent shall file with the SEC, no later than 15 business days after the date on which the Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options and Company RSUs assumed or replaced by Parent in accordance with Sections 5.3(a), 5.3(b), 5.3(d) and 5.3(g), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or restricted stock units remain outstanding.
     (f) Prior to the Effective Time, the Company shall take all action that may be reasonably necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Options and Company RSUs have no rights with respect thereto other than those specifically provided in this Section 5.3; provided, however, that in no event shall the Company be required take any of the actions set forth on Schedule 5 to the Amendment.
     (g) At the Effective Time, each Company ESPP Option under the Company ESPP that is outstanding and unexercised immediately prior to the Effective Time and for which a Company ESPP Offering Period has not expired shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent, at Parent’s option, either: (i) assuming such Company ESPP Option; or (ii) replacing such Company ESPP Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms of the Company ESPP (as in effect on the date of this Agreement) and the terms of the Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) of each Company Associate who is participating in the Company ESPP immediately prior to the Effective Time. All rights with respect to Company Common Stock under Company ESPP Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Company ESPP Option assumed or replaced by Parent will be automatically exercised solely for shares of Parent Common Stock; (B) subject to the limitations set forth in the Company ESPP on the number of shares of Company Common Stock that may be purchased by any participant in any Company ESPP Purchase Period (as adjusted to reflect the Conversion Ratio), the number of shares of Parent Common Stock subject to each Company ESPP Option assumed or replaced by Parent shall be determined by dividing the Company ESPP Contributions of each participant in the Company ESPP as of the applicable Company ESPP Purchase Date by the per share exercise price determined pursuant to clause “(C)” of this sentence, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company ESPP Option assumed or replaced by Parent shall be determined to be the lower of (1) 85% of the Company ESPP Offering Date Fair

Market Value divided by the Conversion Ratio, rounding the resulting exercise price up to the nearest whole cent, and (2) 85% of the Parent Common Stock Fair Market Value on the Company ESPP Purchase Date, rounding the exercise price up to the nearest whole cent; and (D) any restriction on a Company ESPP Option, as set forth in the terms of the Company ESPP (as in effect on the date of this Agreement) and in a Company ESPP Subscription Agreement (as in effect immediately prior to the Effective Time) shall continue in full force and effect notwithstanding such assumption or replacement.”
          2.24 Amendment to Section 5.4(c) of the Merger Agreement. Section 5.4(c) of the Merger Agreement shall be amended by (a) deleting the words “(i) any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”), and (ii)” from the first sentence thereof, and (b) deleting the second and third sentences thereof.
          2.25 Amendment to Section 5.10 of the Merger Agreement. Section 5.10 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “5.10 [Intentionally Omitted]”
     2.26 Amendment to Section 5.12 of the Merger Agreement. Section 5.12 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “(a) Parent shall use its reasonable best efforts to cause to be taken all actions necessary to obtain the release to Parent of the proceeds of the Term Loan on the terms and subject to the conditions described in the Credit Agreement, including using its reasonable best efforts to: (i) maintain in effect the Credit Agreement; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Parent in the Credit Agreement to the extent that the failure to so comply or satisfy would be reasonably expected to adversely impact the availability to Parent of the proceeds of the Term Loan; (iii) cause the proceeds of the Term Loan to be released to Parent, on the terms and subject to the conditions described in the Credit Agreement, at such time or from time to time as is necessary for Parent to satisfy its obligations under this Agreement; (iv) pay any and all commitment or other fees in a timely manner that become payable by Parent or Merger Sub under the Credit Agreement following the date of the Amendment, to the extent that the failure to pay such fees would be reasonably expected to adversely impact the availability to Parent of the proceeds of the Term Loan; and (v) seek to enforce its rights under the Credit Agreement; provided, however, that, notwithstanding anything to the contrary contained in this Agreement: (1) Parent shall have the right to substitute other debt or equity financing for all or any portion of the Term Loan from the same and/or alternative financing sources so long as such substitute financing is subject to funding conditions that are not materially less favorable to Parent than the release conditions set forth in the Credit Agreement and so long as such substitute financing would not materially and adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; and (2) Parent shall not be required to, and Parent shall not be required to cause any other Person to, commence, participate in, pursue or defend any Legal Proceeding against or involving any of the Persons that have provided or committed to provide any portion of, or otherwise with respect to, the Term Loan. In the event any portion of the proceeds of the Term Loan becomes unavailable on the terms and conditions contemplated in the Credit Agreement for any reason or the Credit Agreement shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative term debt financing on terms not less favorable to Parent in any material respect than the terms of the Term Loan, in an amount equal to the lesser of (x) an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (after taking into consideration the funds held by or otherwise available to Parent and the Acquired Corporations), and (y) the amount of the net proceeds of the Term Loan as of the date of the Amendment. In the event any alternative or substitute financing is obtained by Parent in accordance with the terms of this Section 5.12(a) (the “Alternative Term Loan Financing”), then, with respect to such Alternative Term Loan Financing (but not with respect to any portion of the Term Loan still available), references in this Agreement to the Term Loan (including, for avoidance of doubt, the references in this Section 5.12 and Exhibit A) shall be deemed to refer to the Alternative Term Loan Financing, and if a new financing commitment letter or credit agreement is entered into in connection with such Alternative Term Loan Financing (the “New Financing Document”), references in this Agreement to the Credit Agreement (including, for avoidance of doubt, the references in this Section 5.12, but excluding the reference in clause “(y)” of the preceding sentence) shall be deemed to refer to the New Financing Document. Parent will provide the Company with a copy of the non-confidential portions (and, if approved by the other parties thereto, a summary of any confidential portions) of any New Financing Document obtained by Parent in connection with an Alternative Term Loan Financing as promptly as practicable following the execution thereof.
     (b) Parent shall use its reasonable best efforts to cause to be taken all actions necessary to obtain the Bridge Financing (as defined in the Debt Commitment Letter) on the terms and subject to the conditions described in the Debt Commitment Letter, but only in the amount and to the extent the Bridge Financing is necessary to enable Parent to consummate the Merger (such financing, in the amount and to the extent necessary to enable Parent to consummate the Merger, the “Applicable Bridge Loan”), including using its reasonable best efforts to do the following to the extent necessary to enable Parent to consummate the Merger: (i) maintain in effect the applicable portions of the Debt Commitment Letter and negotiate and enter into definitive agreements with respect to the Applicable Bridge Loan (A) on the terms and subject to the conditions reflected in the Debt Commitment Letter or (B) on other terms that are acceptable to Parent and would not materially and adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; (ii) comply on a timely basis with all covenants, and satisfy on a timely basis all conditions, required to be complied with or satisfied by Parent in the Debt Commitment Letter and in such definitive agreements, in each case with respect to the Applicable Bridge Loan, to the extent that the failure to so comply or satisfy would be reasonably expected to adversely impact the availability to Parent of the Applicable Bridge Loan; (iii) cause the Applicable Bridge Loan to be consummated at such time or from time to time as is necessary for Parent to satisfy its obligations under this Agreement; (iv) pay any and all commitment or other fees in a timely manner that become payable by Parent or Merger Sub under the Debt Commitment Letter with respect to the Applicable Bridge Loan following the date of this Agreement, to the extent that the failure to pay such fees would be reasonably expected to adversely impact the availability of the Applicable Bridge Loan; (v) obtain rating agency approvals to the extent required to obtain the Applicable Bridge Loan; and (vi) seek to enforce its rights under the Debt Commitment Letter with respect to the Applicable Bridge Loan; provided, however, that, notwithstanding anything to the contrary contained in this Agreement: (1) Parent shall have the right to substitute other debt or equity financing for all or any portion of the Bridge Financing from the same and/or alternative financing sources so long as such substitute financing is subject to funding conditions that are not materially less favorable to Parent than the funding conditions set forth in the Debt Commitment Letter with respect to the Bridge Financing and so long as such substitute financing would not materially and adversely impact the ability of Parent to consummate the transactions contemplated by this Agreement on a timely basis; and (2) Parent shall not be required to, and

Parent shall not be required to cause any other Person to, commence, participate in, pursue or defend any Legal Proceeding against or involving any of the Persons that have committed to provide any portion of, or otherwise with respect to, the Bridge Financing. In the event any portion of the Applicable Bridge Loan becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter for any reason or the terms of the Debt Commitment Letter relating to the Applicable Bridge Loan shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative debt financing on terms not less favorable to Parent in any material respect than the terms of the Applicable Bridge Loan, in an amount equal to the lesser of (x) an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (after taking into consideration the funds held by or otherwise available to Parent and the Acquired Corporations, including the proceeds of the Term Loan), and (y) the amount of the Bridge Financing that was contemplated by the Debt Commitment Letter on the date of this Agreement. In the event any alternative or substitute financing is obtained by Parent in accordance with the terms of this Section 5.12(b) (the “Alternative Bridge Financing”), references in this Agreement to the Bridge Financing and the Applicable Bridge Loan (including, for avoidance of doubt, the references in this Section 5.12 and Exhibit A) shall be deemed to refer to the Alternative Bridge Financing, and if a new financing commitment letter is entered into in connection with such Alternative Bridge Financing (the “New Commitment Letter”), references in this Agreement to the Debt Commitment Letter (including, for avoidance of doubt, the references in this Section 5.12, but excluding the references in Section 3.6 and in clause “(y)” of the preceding sentence) shall be deemed to refer to the New Commitment Letter. Parent will provide the Company with a copy of the non-confidential portions (and, if approved by the other parties thereto, a summary of any confidential portions) of any New Commitment Letter obtained by Parent in connection with an Alternative Bridge Financing as promptly as practicable following the execution thereof.
     (c) Parent shall keep the Company reasonably informed, and shall confer periodically with the Company, with respect to all material activity concerning the status of the Term Loan and the Applicable Bridge Loan, including the status of Parent’s efforts to comply with its covenants under, and satisfy the conditions contemplated by, the Debt Commitment Letter (as it pertains to the Applicable Bridge Loan) and the Credit Agreement and shall give the Company prompt notice of any event or change that Parent determines will materially and adversely affect the ability of Parent to cause the proceeds of the Term Loan to be released to Parent or to consummate the Applicable Bridge Loan. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two business days, if at any time: (i) the Debt Commitment Letter (as it pertains to the Applicable Bridge Loan) or the Credit Agreement shall expire or be terminated for any reason; (ii) any party to the Debt Commitment Letter notifies Parent in writing that such party no longer intends to provide any portion of the Applicable Bridge Loan to Parent on the terms set forth in the Debt Commitment Letter; or (iii) either Bank of America N.A. or Morgan Stanley Senior Funding, Inc. (collectively, the “Arrangers”) notifies Parent in writing that (A) the proceeds of the Term Loan will not be released to Parent on the terms set forth in the Credit Agreement, or (B) any lender that is a party to the Credit Agreement has notified the Arrangers in writing that such lender intends to prevent the release to Parent of such lender’s portion of the Term Loan. Parent shall not, without the prior written consent of the Company, amend the Credit Agreement or the Debt Commitment Letter in any manner (including by way of a side letter or other binding agreement, arrangement or understanding) that would: (1) expand in any material respect, or amend in a manner materially adverse to Parent, the conditions to the release of the proceeds of the Term Loan set forth in the Credit Agreement or the conditions to the funding of the Applicable Bridge Loan set forth in the Debt Commitment Letter; (2) prevent or materially impair or delay the Closing; (3) subject to

Parent’s right to obtain substitute financing as set forth in Sections 5.12(a) and 5.12(b), reduce the aggregate amount of the Term Loan and the Applicable Bridge Loan to an amount below the amount needed (in combination with all funds held by or otherwise available to Parent and the Acquired Corporations) to consummate the Merger; or (4) to the Knowledge of Parent, materially and adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Credit Agreement with respect to the Term Loan or the Applicable Bridge Loan.
     (d) During the Pre-Closing Period, upon the request of Parent, the Company shall, and shall cause its Subsidiaries and the Representatives of the Acquired Corporations to, cooperate reasonably with Parent in connection with Parent’s financing of the Merger, including by: (i) participating in meetings and road shows, if any; (ii) providing on a timely basis information reasonably requested by Parent relating to such financing; (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements); (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; (v) using its reasonable best efforts to ensure that the syndication efforts of the lead arrangers for the Debt Financing (or any Alternative Term Loan Financing or Alternative Bridge Financing) benefit materially from the existing lending relationships of the Acquired Corporations; (vi) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc. at least 30 business days prior to the Closing Date; and (vii) obtaining the consent of, and customary comfort letters from, Ernst & Young LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements. Without limiting the generality of the foregoing, the Company shall ensure that all financial and other projections concerning the Acquired Corporations that are made available to Parent after the date of this Agreement are prepared in good faith and are based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing: (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Acquired Corporations; and (B) no Acquired Corporation shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Debt Commitment Letter prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such fee or liability is conditional on the occurrence of the Effective Time). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses of the Company’s counsel and the Company’s accountants incurred by the Acquired Corporations in connection with such requested cooperation, and, except in cases involving fraud or intentional misconduct or intentional misrepresentation on the part of any of the Acquired Corporations or any Representative of any Acquired Corporation, Parent shall indemnify and hold harmless the Acquired Corporations against any costs, expenses or liabilities incurred by the Acquired Corporations as a result of any Action against the Acquired Corporations arising out of any acts performed by the Acquired Corporations at Parent’s request under this Section 5.12.”
          2.27 Amendment to Section 5.13 of the Merger Agreement. Section 5.13 of the Merger Agreement shall be amended by deleting the first sentence thereof and replacing it in its entirety with the following sentence:
“The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers (“Foundry Stockholder Litigation”) relating to this

Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, and, except as set forth on Schedule 6 to the Amendment, no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent.”
          2.28 Amendment to Section 5.14 of the Merger Agreement. Section 5.14 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “5.14 Cash Management. Each of Parent and the Company shall use its reasonable best efforts to manage its cash, cash equivalents and investment portfolio to meet the Merger-related liquidity needs of Parent and the Acquired Corporations on the Closing Date.”
          2.29 Amendment to Section 6.3 of the Merger Agreement. Section 6.3 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “6.3 [Intentionally Omitted]”
          2.30 Amendment to Section 6.9 of the Merger Agreement. Section 6.9 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “6.9 [Intentionally Omitted]”
          2.31 Amendment to Section 6.14 of the Merger Agreement. Section 6.14 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “6.14 Minimum Cash Balance. The sum of the aggregate amount of unrestricted cash held by the Company in the U.S. plus the liquidation value of the Cash Equivalents (as defined in the Credit Agreement) held by the Company in the U.S. shall exceed the lesser of (a) $800,000,000, and (b) the dollar amount necessary to enable the condition set forth in Section 4.01(II)(f) of the Credit Agreement to be satisfied.”
          2.32 Amendment to Section 7.3 of the Merger Agreement. Section 7.3 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “7.3 [Intentionally Omitted]”
          2.33 Amendment to Section 7.6 of the Merger Agreement. Section 7.6 of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “7.6 [Intentionally Omitted]”
          2.34 Amendment to Section 8.1(g) of the Merger Agreement. Section 8.1(g) of the Merger Agreement shall be amended by replacing the words “Section 3.6 or Section 3.7” with the words “Section 3.6, Section 3.7 or Section 3.9”.
          2.35 Amendment to Section 8.3(a) of the Merger Agreement. Section 8.3(a) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of Parent’s registration statement on Form S-4 and the Proxy Statement and any amendments or supplements thereto, and (ii) in the event that this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 8.1(g) or Section 8.1(h), Parent shall reimburse the Company for (A) up to $250,000 of the reasonable, documented, out-of-pocket expenses incurred by the Company in taking the actions described on Schedule 7 to the Amendment, and (B) the reasonable, documented, out-of-pocket expenses incurred by the Company in taking any action outside the ordinary course of business that is specifically requested by Parent following the date of the Amendment in a written notice delivered to the Company that refers specifically to clause “(B)” of the proviso to this Section 8.3(a).”
          2.36 Amendment to Section 8.3(b) of the Merger Agreement. Section 8.3(b) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
          “(b) [Intentionally Omitted]”
          2.37 Amendment to Section 8.3(d) of the Merger Agreement. Section 8.3(d) of the Merger Agreement shall be amended by deleting the words “minus any amount actually previously paid by the Company to Parent as reimbursement pursuant to Section 8.3(b)” at the end thereof.
          2.38 Amendments to Section 8.3(f) of the Merger Agreement. Section 8.3(f) of the Merger Agreement shall be deleted and replaced in its entirety with the following:
     “(f) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or by the Company pursuant to Section 8.1(g) and at the time of the termination of this Agreement (A) each of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(b) and 7.5) has been satisfied or waived, (B) the Company is ready, willing and able to consummate the Merger, and (C) there exists an uncured Financing Failure with respect to the Term Loan or the Applicable Bridge Loan, or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(h), then Parent shall pay to the Company in cash, at the time specified below, a nonrefundable fee in the amount of $125,000,000 (the “Reverse Termination Fee”). If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and at the time of the termination of this Agreement (A) each of the conditions set forth in Sections 6.1, 6.2, 6.5, 6.6(a), 6.7, 6.8, 6.11, 6.12, 6.13, 6.14, 7.1, 7.2, 7.7 and 7.8 is satisfied or has been waived, (B) there exists a Specified Circumstance (as defined below), (C) the Company is ready, willing and able to consummate the Merger, and (D) there exists an uncured Financing Failure with respect to the Term Loan or the Applicable Bridge Loan, then Parent shall pay to the Company, in cash within two business days after the date of such termination, a non-refundable fee in the amount of $85,000,000 (the “Reduced Fee”). Under no circumstances will the Company be entitled to receive both the Reverse Termination Fee and the Reduced Fee. In the case of the termination of this Agreement by the Company pursuant to Section 8.1(b), Section 8.1(g) or Section 8.1(h), in each case under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee shall be paid by Parent within two business days after such termination; and in the case of the termination of this Agreement by Parent pursuant to Section 8.1(b) under the circumstances set forth in the first sentence of this Section 8.3(f), the Reverse Termination Fee shall be paid by Parent at or prior to the time of such termination. Notwithstanding anything to the contrary contained in Section 5.6(b), Section 8.3, Section 9.12 or elsewhere in this Agreement, if this Agreement is terminated as set forth in the first or second sentence of this Section 8.3(f), the Company’s right to receive either the Reverse Termination Fee or the Reduced Fee, as applicable, pursuant to this Section 8.3(f) shall be the sole and exclusive remedy of the Acquired Corporations and their respective stockholders and affiliates against Parent or any of its Related Persons (as defined below) for, and the Acquired Corporations (on their own behalf and on behalf of their respective stockholders and affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to, (i) any failure of the Merger to be consummated, and (ii) any breach by Parent or Merger Sub of its obligation to consummate the Merger or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. Upon payment by Parent of either the Reverse Termination Fee or the Reduced Fee, as applicable, pursuant to this Section 8.3(f), neither Parent nor any of its Related Persons shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement, and in no event shall any Acquired Corporation (and the Company shall ensure that the Acquired Corporations’ controlled affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated by this Agreement. The parties agree that the Reverse Termination Fee, the Reduced Fee and the agreements contained in this Section 8.3(f) are an integral part of the Merger and the other transactions contemplated by this Agreement and that each of the Reverse Termination Fee and the Reduced Fee constitutes liquidated damages and not a penalty. In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, except for Parent’s obligation to pay to the Company the Reverse Termination Fee or the Reduced Fee if and when the Reverse Termination Fee or Reduced Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f):
                    (1) neither Parent nor any of Parent’s Related Parties shall have any liability for (x) any inaccuracy in any representation or warranty set forth in Section 3.6, Section 3.7 or Section 3.9 or any inaccuracy in any other representation or warranty relating to the Debt Financing (regardless of whether such representation or warranty refers specifically to the Debt Financing), or (y) any breach of any of the Parent Financing Covenants, unless such inaccuracy or breach constitutes a Willful Breach by Parent; and
                    (2) in the event of any Financing Failure, neither Parent nor any of Parent’s Related Parties shall have any liability of any nature (for any breach of this Agreement or otherwise) to any Acquired Corporation or to any stockholder or affiliate of any Acquired Corporation.
Without limiting the generality of the preceding sentence and notwithstanding anything to the contrary contained in this Agreement, in no event shall any Acquired Corporation (and the Company shall ensure that the Acquired Corporations’ controlled affiliates do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with any inaccuracy or breach of the type referred to in the preceding sentence or in connection with any Financing Failure (except that the Company may seek to recover either the Reverse Termination Fee or the Reduced Fee if and when the Reverse Termination Fee or Reduced Fee becomes payable by Parent to the Company pursuant to this Section 8.3(f)). For purposes of this Section 8.3(f):
(x) Parent’s “Related Persons” shall include: (i) the former, current and future directors, officers, employees, agents, stockholders, Representatives, Subsidiaries, affiliates and assignees of Parent; and (ii) any former, current or future director, officer, affiliate or assignee of any Person described in clause “(i)”; and

(y) a “Specified Circumstance” shall be deemed to exist, if and only if:
(i) the conditions set forth in Sections 6.4 and 7.4 shall not have been satisfied and (A) the Company Stockholders’ Meeting shall not have taken place, (B) no failure to convene the Company Stockholders’ Meeting or to obtain the Required Stockholder Vote, and no delay in convening the Company Stockholders’ Meeting or in obtaining the Required Company Stockholder Vote, shall have resulted directly from an Acquisition Inquiry or an Acquisition Proposal, and (C) the Company shall have satisfied in all material respects all of its covenants and obligations relating to the Proxy Statement and the Company Stockholders’ Meeting, including its obligation to use its reasonable best efforts to convene the Company Stockholders’ Meeting and to obtain the Required Company Stockholder Vote as promptly as practicable after the date of the Amendment and in any event prior to the End Date; or
(ii) the condition set forth in Section 6.10 shall not have been satisfied and (A) there shall be in effect an injunction preventing the consummation of the Merger, (B) such injunction shall have been issued by a court of competent jurisdiction in any stockholder litigation (including class action or derivative litigation) against the Company and/or any of its directors or officers relating (in whole or in part) directly to and arising directly from the Amendment or the delay beyond October 24, 2008 in holding the Company Stockholders’ Meeting (the “Delay”), and (C) the Company shall have satisfied in all material respects all of its covenants and obligations relating to such litigation, such injunction and the circumstances giving rise thereto, including its obligation to use its reasonable best efforts to cause such injunction to be lifted as promptly as possible, and in any event prior to the End Date; or
(iii) all of the requirements set forth in clause “(i)” above (including the requirements set forth in clauses “(A),” “(B)” and “(C)” of said clause “(i)”) and all of the requirements set forth in clause “(ii)” above (including the requirements set forth in clauses “(A),” “(B)” and “(C)” of said clause “(ii)”) have been satisfied.”
          2.39 Amendments to Exhibit A to the Merger Agreement.
                    (a) The defined term “Designated Representations” shall be amended by replacing the words “and (e) Section 2.22 of the Agreement” with the words “(e) Section 2.22 of the Agreement; and (f) Section 2.27 of the Agreement”.
                    (b) The defined term “Financing Failure” shall be deleted from Exhibit A to the Merger Agreement and replaced in its entirety with the following:
     “Financing Failure. “Financing Failure” shall mean a refusal or other failure, for any reason, on the part of any Person that has executed the Debt Commitment Letter or any definitive financing document relating to the Debt Financing (including the Credit Agreement), or on the part of any other Person obligated or expected at any time to provide or release a portion of the Debt Financing (including the Term Loan and the Applicable Bridge Loan), to provide or release a portion of such Debt Financing; provided, however, that any such refusal or other failure shall not be deemed to be a “Financing Failure” for purposes of the Agreement if such refusal or other failure results directly from a Willful Breach of any of the Parent Financing Covenants.”

                    (c) The defined term “Form S-4 Registration Statement” shall be deleted from Exhibit A to the Merger Agreement.
                    (d) The defined term “Merger Consideration” shall be deleted from Exhibit A to the Merger Agreement and replaced in its entirety with the following:
     “Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.”
                    (e) The defined term “Parent Financing Covenants” shall be amended by replacing the words “Debt Financing”, each time they appear, with the words “Term Loan and Applicable Bridge Loan”.
                    (f) The defined term “Prospectus/Proxy Statement” shall be deleted from Exhibit A to the Merger Agreement and replaced in its entirety with the following:
     “Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.”
                    (g) The defined term “Triggering Event” in Exhibit A to the Merger Agreement shall be amended by replacing the words “Prospectus/Proxy Statement”, in each place they appear in clause “(b)”, with the words “Proxy Statement”.
          2.40 Adjournment of Company Stockholder Meeting. The Company shall reconvene the Company Stockholders’ Meeting on November 7, 2008 and adjourn it until a date to be determined in accordance with Section 5.2(a) of the Merger Agreement..
          2.41 Voting of Company Common Stock held by Parent. Parent shall, within two business days after receipt of a written request from the Company to do so, either vote the shares of Company Common Stock held by Parent in favor of the adoption of the Merger Agreement or provide the Company with a completed proxy card instructing the Company to vote such shares in favor of the adoption of the Merger Agreement on Parent’s behalf.
     Section 3. Miscellaneous
          3.1 No Further Amendment. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.
          3.2 Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
          3.3 Applicable Law; Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
          3.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment.
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     IN WITNESS WHEREOF, the parties have signed or caused this Amendment to be signed by their respective officers thereunto duly authorized all as of November 7, 2008.

Brocade Communications Systems, Inc.

By:	/s/ Michael Klayko

Name:	Michael Klayko
Title:	CEO

Falcon Acquisition Sub, Inc.

By:	/s/ Tyler Wall

Name:	Tyler Wall
Title:	Secretary

Foundry Networks, Inc.

By:	/s/ Daniel W. Fairfax

Name:	Daniel W. Fairfax
Title:	CFO